FORM 4

 (   )  Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |---------------------|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(f) of the Investment
            Company Act of 1940
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1.  Name and Address of Reporting Person

    Field                          Richard                      D.
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       (Last)                      (First)                    (Middle)

    200 Park Avenue, Suite 2600
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                                  (Street)

    New York                          NY                        10012
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

   LendingTree, Inc.   "TREE"

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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Year

   June 2000
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (xx) Director
    (  ) 10% Owner
    (  ) Officer (give title below)
    (  ) Other (specify title below)
     ---------------------------------------------

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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    (XX) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)
   (i)  Common Stock, par value $0.01 per share

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2.  Transaction Date (Month/Day/Year)

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3.  Transaction Code (Instr. 8)

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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

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5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
    (i) 434,011

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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
    (i) D

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7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (i) N/A

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)
    (i)   Option
    (ii)  Warrants
    (iii) Option(1)

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2.  Conversion or Exercise Price of Derivative Security
    (i)   $1.43
    (ii)  $7.87
    (iii) $7.75

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3.  Transaction Date (Month/Day/Year)
    (iii) 6/20/2000

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4.  Transaction Code (Instr. 8)
    (iii) P

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)
    (iii) (A) 5,000

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

   (i)  10/2/97                     10/2/07
   (ii) 5/25/99                     5/25/04
   (iii) 6/20/02                    6/20/10

        -----------------     --------------
        Date Exerciseable      Expiration Date

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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
   (i)  Common Stock                392,511
   (ii) Common Stock                16,510
   (iii) Common Stock               5,000

        -----------------     --------------
        Title                       Amount
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8.  Price of Derivative Securities (Instr. 5)

      Compensation fo services rendered as a director.
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9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
   (i)  392,511
   (ii) 16,510
   (iii) 5,000

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10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)
   (i)   D
   (ii)  D
   (iii) D

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11. Nature of Indirect Beneficial Ownership (Instr. 4)
   (i)   N/A
   (ii)  N/A
   (iii) N/A
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EXPLANATION OF RESPONSES:

(1) Vests after two years.



       /s/ Richard D. Field                          July 10, 2000
   -------------------------------------           ----------------
   **  SIGNATURE OF REPORTING PERSON                     DATE

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   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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